Exhibit 99.2

To:

From: Compensation Committee

Date:                                       , 2008

Re: 2008 Bonus Program

We are pleased to deliver to you the terms of your potential 2008 bonus.

Your 2008 bonus shall equal your 2008 base salary at January 1, 2008 multiplied by the following: (a)          % of the percentage in the column “Bonus Percentage (Revenue/Pretax)” that corresponds to the percentage achievement of [the aspect of our business that you oversee] for the year ended December 31, 2008,  plus   (b)         % of the percentage in the column “Bonus Percentage (EPS)” that corresponds to the consolidated earnings per share (“EPS”) of LKQ Corporation for the year ended December 31, 2008. For purposes of this bonus program, the calculation of EPS shall include (i) an accrual for the total proposed bonus payments to LKQ employees for 2008 (paid in 2009) and (ii) adjustments for any other extraordinary items affecting EPS, as such adjustments shall be determined by the Compensation Committee.

The 2008 awards will be paid out as soon as our financial reports are audited and finalized. Payments under the 2008 Bonus Program will only be paid to individuals who are employed as of December 31, 2008. The Compensation Committee shall have the right to make all determinations, including interpretations of any questions, issues or ambiguities that may arise, with respect to the program or any award under the program. Such determinations shall be final and binding on all participants and their beneficiaries.

                The performance targets shown below are based on your initial approved budget.  The target for certain locations will need to be modified at some point during 2008 due to the merging and conversion of the existing LKQ aftermarket business over to Keystone locations.  This may result in the reduction of revenue, COGS and elimination of certain expenses that will affect the performance of your location on an actual basis at some point in 2008.  While some expenses may be removed from your budget (and thus an increase in your performance target), in general your performance targets will remain unchanged for revenue and gross margin derived from aftermarket sales.  Your actual results will be calculated on a pro forma basis as if the aftermarket revenue and related gross margin for sales derived by your location’s salespeople were still included in your actual results for the year.

2008 Target Revenue/Pretax Income for [Applicable Aspect of Business]: $

Achievement of Target Revenue/Pretax (%)	Bonus Percentage (Revenue/Pretax)

[Numbers for each executive officer inserted here]

EPS ($)	Bonus Percentage (EPS)

[Numbers for each executive officer inserted here]